EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated April 2, 2018, relating to the consolidated financial statements of Remark Holdings, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company as of December 31, 2017 and 2016 and for each of the years then ended, and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an emphasis of matter paragraph regarding the Company’s liquidity considerations.

/s/ Cherry Bekaert LLP

Atlanta, GA
July 17, 2018